Exhibit 10.1

STRICTLY PRIVATE AND CONFIDENTIAL

January 15, 2025

Zhejiang Xiaojianren Internet Technology Co., Ltd

Room 2701, Building 6,

Euro American Financial City,

Cangqian Street, Yuhang District,

Hangzhou City

Mingde Technology Limited
Suite 603, 6/F,
Laws Commercial Plaza,
788 Cheung Sha Wan Road,
Kowloon,
Hong Kong

Attention: Minghui Liu

Dear Sirs,

LETTER OF INTENT	-	BUSINESS COMBINATION BETWEEN YHN ACQUISITION I LIMITED AND MINGDE TECHNOLOGY LIMITED

This letter of intent (“LOI”) sets forth the general terms and conditions under which YHN Acquisition I Limited (NASDAQ: YHNA) (“YHN” or the “SPAC”) proposes to effect a business combination between the SPAC and Mingde Technology Limited (the “Company”), a Cayman Islands company which, pursuant to this terms of this LOI, will be the ultimate holding company of Zhejiang Xiaojianren Internet Technology Co., Ltd (“XJR”), based on material financial and business terms and conditions of the proposed transaction described below.

The SPAC, the Company and XJR are each referred to as a “Party” and together are referred to as the “Parties”. This purchase of the securities and such other related actions the Parties will take to accomplish the business combination is referred to collectively as the “Acquisition”. The combined SPAC and Company after consummating the Acquisition is referred to as the “Combined Company”.

The Parties mutually agree that this is a legally binding LOI, which binds the parties to use their best efforts to negotiate, mutually agree on, and execute the Definitive Agreements (as defined below) on the terms set forth herein, subject to the conditions set forth in “Execution of Definitive Agreements and Fees Incurred,” below. This LOI is intended to outline the basic terms of the proposed transaction but does not contain all the terms, conditions, representations, warranties, covenants, indemnities and such other provisions as would be contained in, a definitive business combination agreement and such other definitive legal documentation / agreements with respect to the Acquisition contemplated hereby (the business combination agreement and the Ancillary Agreements defined below, are referred to together as the “Definitive Agreements”), and as such, this LOI is subject to the execution of the Definitive Agreements by the Parties.

The general terms and conditions relating to the Acquisition are as follows:

Parties	(a)	the SPAC;

(b)	the Company; and

(c)	Lirong Liu, Conggang Chen, Minghui Liu, Hong Tan, Gang Wu

Transaction Structure

The Parties will agree to be bound to use their best efforts to work together in good faith with their respective advisors to agree on a transaction structure that is most expedient for the consummation of the Acquisition.

The Acquisition will be structured as a typical “deSPAC” acquisition by a special purpose acquisition company listed in the U.S. stock market exchange, and with respect to specific transaction structuring, the scope of the Parties’ representations and warranties, conditions to closing, operational covenants and some other material scope or terms (but not the specific terms set forth in this LOI), all these will be further discussed between the Parties at a later stage.

Corporate Reorganization	The Company and XJR shall complete an internal corporate structure reorganization (the “Reorganization”) no later than January 27, 2025, which shall include the following steps:

(1)	Establishment of intermediate holding company and WFOE: the Company shall establish an intermediate holding company in Hong Kong (the “Hong Kong Company”) and a wholly foreign-owned enterprise (“WFOE”) in China;

(2)	Ownership structure: The Company shall own 100% of the share capital of the Hong Kong Company, which shall in turn hold 100% equity interests in the WFOE.

(3)	Contractual arrangements (VIE structure): The WFOE shall enter into a series of contractual arrangements with XJR which are customary to a variable interests entity structure (“VIE”). These arrangements shall ensure that the Company controls and receives the economic benefits of XJR.

The completion of the reorganization shall be reasonably satisfactory to the SPAC.

Company Equity Valuation and Acquisition Consideration	The Definitive Agreements will provide as follows:

Company Equity Valuation:	The equity valuation will be based on $396 million USD (subject to diligence review and confirmation and the execution of the Definitive Agreements).

Acquisition Consideration:	The acquisition consideration shall be an aggregate of 39,600,000 ordinary shares to be issued by the Combined Company to the shareholders of the Company.

Selling Securityholders’ Earnout Shares	There will not be any earnout shares.

Execution of Definitive Agreements and Fees Incurred

The Parties shall use their best efforts to execute the Definitive Agreements consistent with the terms of this LOI.

The SPAC and the Company shall use their best efforts to enter into the Definitive Agreements for the Acquisition within thirty (30) days after the completion of the Reorganization, subject to the following conditions:

(1)	the completion by the SPAC of its due diligence exercise on the Company, including a comprehensive review and verification of the Company’s financial statements, legal compliance, business operations, contracts, intellectual property, and any other matters deemed necessary by the SPAC to ensure the accuracy and completeness of the information provided by the Company;

(2)	the mutual agreement of the parties to, and the execution of, the Definitive Agreements; and

(3)	approval by the SPAC’s board of directors and the Company’s board of directors.

Each of the Parties will be responsible for paying its respective legal and advisor fees, as well as other expenses incurred in connection with the transactions contemplated hereby.

Closing Conditions	Any required governmental, regulatory and third party approvals, along with such other customary conditions precedent to transactions of this nature, shall be conditions to the closing of the Acquisition.

Listing	The securities of the SPAC are currently listed on The Nasdaq Global Market.

Provisions to be Contained in the Definitive Agreements	The Definitive Agreements will contain customary terms and conditions including representations and warranties, closing conditions, covenants, indemnities, lock-up arrangement, ESOP (if any), financing arrangement (if any), dividend (if any), termination rights, and such other terms and conditions as the Parties shall agree, and shall include mutually agreed forms of a lock-agreement, a registration rights agreement, voting support agreements, and such other ancillary agreements as are customary and mutually agreed by the Parties (together, the “Ancillary Agreements”).

Confidentiality	The non-disclosure agreement dated October 11, 2024 remains in full force and effect. Notwithstanding anything to the contrary, the SPAC may disclose this LOI pursuant to any applicable laws and regulations, including the rules of the U.S. Securities and Exchange Commission (“SEC”) and Nasdaq. Following the execution of this LOI, the SPAC shall file a Form 8-K with the SEC and a mutually agreed related press release regarding the LOI and the transactions contemplated hereunder. With the exception of the Form 8-K and press release described in this section, the Parties agree not to issue any further press releases or make any further public announcement regarding the Acquisition prior to the Closing without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law.

Exclusivity	The Parties agree that during the period commencing from the date that this LOI is signed by both parties and ending ninety (90) days from the date of this LOI (inclusive) (the “Exclusivity Period”), neither Party shall, directly or indirectly, solicit or initiate or enter into or continue discussions, negotiations or transactions with any individual, corporation, partnership, limited liability company or other entity or group (other than with each other and their respective affiliates) concerning any transaction that would prohibit or impair the transactions contemplated hereby (a “Competing Transaction”). Any negotiations in progress by either Party with respect to any Competing Transaction will be suspended during the Exclusivity Period, and in no event will either Party accept or enter into any agreement concerning any Competing Transaction during the Exclusivity Period. Either Party may extend the Exclusivity Period by notifying the other Party in writing on or before the end of the Exclusivity Period, subject to mutual agreement by the Parties.

Termination	This LOI shall terminate (i) by mutual agreement of the Parties upon execution and delivery of such termination in a writing signed by the Parties; (ii) by written notice of either Party to the other Party, if a court of competent jurisdiction has entered a final, non-appealable order prohibiting the consummation of the closing of the Acquisition; or (iii) on February 26, 2025, if the Parties have not entered into the Definitive Agreements.

Binding Effect	This LOI is intended to be a binding agreement between the Parties with respect to the terms outlined herein, subject only to the express conditions contained. The parties agree to be bound to use their best efforts to negotiate in good faith to execute the Definitive Agreements consistent with the terms of this LOI.

Governing Law	This amendment shall be construed in accordance with the laws of the State of New York without giving effect to any choice of conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

Severability	If any provision of this LOI, of the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this LOI and the application of such provision to such persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extend permitted by applicable law.

Counterparts	This LOI may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding with respect to the Acquisition, please confirm by signing on the letter of confirmation and acceptance as attached and return the same to us.

Yours truly,
For and on behalf of
YHN Acquisition I Limited

Yangyujia An
Chief Financial Officer

CONFIRMATION AND ACCEPTANCE OF LETTER OF INTENT

YHN I Acquisition Limited

2/F, Hang Seng Building,

200 Hennessy Road,

Wanchai, Hong Kong

Attention: Ms. Yangyujia An

RE:	LETTER OF INTENT	-	POTENTIAL BUSINESS COMBINATION BETWEEN YHN ACQUISITION I LIMITED AND MINGDE TECHNOLOGY LIMITED

We refer to your letter of intent dated January 15, 2025 (the “LOI”). We hereby agree to and accept the terms stated in your LOI.

Yours truly,

For and on behalf of

Zhejiang Xiaojianren Internet Technology Co., Ltd

Name:	Minghui Liu
Designation:	Chief Executive Officer
Date:

For and on behalf of

Mingde Technology Limited

Name:	Lirong Liu
Designation:
Date:

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